Exhibit 10.20.1

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

EFFECTIVE DATE: January 1, 2006

(as restated and effective January 1, 2009)

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN OF

OLD DOMINION FREIGHT LINE, INC.

Section 1. Purpose.

This 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Plan”) is established to permit certain management employees of the Employer to defer receipt of current Compensation from the Employer in order to provide retirement benefits on behalf of such employees. The Plan is not intended to be a tax-qualified retirement plan under Section 401 (a) of the Code. The Plan is intended to be an unfunded Plan maintained primarily for the purpose of providing deferred compensation benefits for Eligible Employees as defined in Section 2.12 below under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

Section 2. Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1 “Accrued Benefit” shall mean, with respect to each Participant, the sum of the balances credited to his Deferred Compensation Account as of the applicable Adjustment Date, following adjustment to such account as of such Adjustment Date as provided in Section 5, but shall not include the Participant’s Special Accrued Benefit for deferrals and adjustments pursuant to Section 4.6 hereof, which shall be referred to in this Plan as the Participant’s Special Accrued Benefit.

2.2 “Active Participant” shall mean, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant who is in Service shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Eligible Employee.

2.3 “Adjustment Date” shall mean the last day of each calendar month of each Plan Year, and such other dates as the Committee may select from time to time. The Adjustment Date occurring on December 31 of each year shall be referred to herein as the “Year-End Adjustment Date.”

2.4 “Average Moody’s Rate” shall mean, with respect to an Adjustment Date (the “Current Adjustment Date”), the average of the Moody’s Rate (as defined in Section 2.15) in effect on the fifteenth day of each month (or if such day is not a business day, the immediately preceding business day) and the last business day of each month during the period beginning on the day next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date.

2.5 “Beneficiary” shall mean the person, persons, entity or entities designated or determined pursuant to the provisions of Section 10 of the Plan.

2.6 “Board” shall mean the Board of Directors of Old Dominion Freight Line, Inc. or such committee of the Board to which the Board shall assign all or part of its duties and powers under the Plan.

2.7 “Committee” shall mean the Administrative Committee provided for in Section 6.

2.8 “Compensation” shall mean all remuneration payable by the Employer to an Employee during the Plan Year for Service as reported or reportable for federal income tax purposes on Form W-2, excluding amounts paid to or for an Employee (i) as an allowance or reimbursement for travel or relocation expenses, (ii) automobile use expense, (iii) excess term life insurance premium, (iv) P.S. 58 costs, (v) airplane use expense, but including Salary and Bonus Reduction Credits under this Plan and elective deferrals under the Old Dominion 401 (k) Retirement Plan.

2.9 “Deferred Compensation Account” shall mean the separate account to be kept for each Participant, as described in Sections 3.1,4.6, and 5, to which Salary and Bonus Reduction Credits, shall be credited. Compensation Deferred is Compensation that the Participant has deferred under this Plan.

2.10 “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

2.11 “Effective date of the Plan” as restated herein shall be January 1, 2009. This Plan restates the Plan as originally effective on January 1,2006, and for periods before January 1, 2009, as to 409A Amounts, the standards and transition rules in effect under Applicable Guidance apply.

2.12 “Eligible Employee” shall mean each Employee who is determined by the Committee to be a highly compensated or management Employee who is in a position materially to affect the profits of the Employer and who is selected by the Committee to participate in the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s termination of Service; (ii) determination by the Committee that the Employee no longer is a highly compensated or management Employee; or (iii) determination by the Committee in its sole discretion that the Employee shall no longer be selected to participate in the Plan. See Sections 2.2 and 2.17 with respect to provisions governing participation in the Plan by an Eligible Employee.

2.13 “Employee” shall mean an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of Employee and Employee.

2.14 “Employer”shall mean Old Dominion Freight Line, Inc., a Virginia corporation with its principal office at 500 Old Dominion Way, Thomasville, North Carolina, or any successor thereto by merger, consolidation or otherwise, or any affiliated or subsidiary corporation or business organization of the Employer which, with the consent of the Board, shall become a party to this Plan.

2.15 “ Moody’s Rate” shall mean the average of the actual annual percentage yield for Aaa and Baa rated corporate bonds reported as the Moody’s Seasonal Rate from time to time in Federal Reserve Statistical Releases. See Section 2.4 concerning definition of “Average Moody’s Rate.”

2.16 “Normal Retirement Age” of a Participant shall be age fifty-five (55). The “Normal Retirement Date” of a Participant shall mean the first day of the calendar month coincident with or next following the later of (a) attainment by the Participant of his Normal Retirement Age, or (b) his actual Retirement date.

2.17 “Participant” shall mean with respect to any Plan Year an Eligible Employee who has entered the Plan and any other Employee who has an Accrued Benefit or Special Accrued Benefit under the Plan. An Eligible Employee who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the date determined by the Committee. A Participant who separates from Service with the Employer and who later returns to Service will not be eligible to defer Compensation under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his return to Service. See Section 2.2 for definition of “Active Participant.”

2.18 “Plan” shall mean the Nonqualified Deferred Compensation Plan as herein set out or as duly amended.

2.19 “Plan Year” shall mean the twelve-month period ending on December 31 of each year (including years prior to the effective date of the Plan).

2.20 “Retire” or “Retirement” shall mean Retirement within the meaning of Section 4.1, 4.2 or 4.4.

2.21 “Salary and Bonus Reduction Agreement” shall mean a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section 3.1.

2.22 “Salary and Bonus Reduction Credits” shall mean the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 3.1.

2.23 “Separation of Service” shall mean in the case of an Employee, the Employee’s termination of employment with the Employer whether on account of death, retirement, disability or otherwise.

2.24 “Service” shall mean employment by the Employer as an Employee.

2.25 “Specified Employee” shall mean a Participant who is a key employee as described in Code § 416(i)(1)(A), disregarding Paragraph 5 thereof and using compensation as defined under Treas. Reg. 1.415(C)(2)(a). A Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his or her Separation from Service.

2.26 “Spouse” or “Surviving Spouse” shall mean, except as otherwise provided in the Plan, the legally married Spouse or Surviving Spouse of a Participant.

2.27 “Termination Adjustment Date” shall mean the Adjustment Date coincident with or next following the date as of which a Participant terminates Service with the Employer for any reason (including Retirement or death).

2.28 “Applicable Guidance” means as the context requires Code §§83,409A and 457, Treas. Reg. §1.83, Treas. Reg. §§1.409A-1 through -6, Treas. Reg. §1.457-11, or other written Treasury or IRS guidance regarding or affecting Code §§83,409A or 457(f), including, as applicable, any Code §409A guidance in effect prior to January 1, 2009.

2.29 “Change in Control” means a change: (i) in the ownership of the Employer (acquisition by one or more persons acting as a group of more than 50% of the total voting power or fair market value of the Employer); (ii) in the effective control of the Employer (acquisition or acquisition during a 12-month period ending on the date of the latest acquisition, by one or more persons acting as a group of 30% or more of the total voting power of the Employer or replacement of a majority of the members of the board of directors of the Employer [but including only the entity for which no other corporation is a majority shareholder] during any 12-month period by directors not endorsed by a majority of the board before the appointment or election); or (iii) in the ownership of a substantial portion of the assets of the Employer (acquisition or acquisition during a 12-month period ending on the date of the latest acquisition, by one or more persons [other than related persons described in Treas. Reg. §1.409A-3(i)(5)(vii)(B)] acting as a group of assets with a total gross fair market value of 40% or more of the total gross fair market value of all assets of the Employer immediately before such acquisition or acquisitions), each within the meaning of Treas. Reg. §1.409A-3(i)(5) or in Applicable Guidance. An event constituting a Change in Control must be objectively determinable and any certification thereof by the Employer or its agents may not be subject to the discretion of such person. For purposes of applying this Section 1.11, stock ownership is determined in accordance with Code §318(a) as modified under Treas. Reg. §1.409A-3(i)(5)(iii).

2.30 “409A Amount” means any Compensation Deferred in taxable years beginning after December 31, 2004.

2.31 “Aggregated Plans” means this Plan and any other like-type plan of the Employer in which a given Participant participates and as to which the Plan or Treas. Reg. §1.409A-1 (c)(2) requires the aggregation of all such nonqualified deferred compensation in applying Code §409A.

2.32 “Code” means the Internal Revenue Code of 1986, as amended.

Section 3. Credits to Deferred Compensation Account;

3.1 Salary and Bonus Reduction Credits:

3.1.1 Amount of Salary and Bonus Reduction Credits: Each Active Participant may elect, by entering into a Salary and Bonus Reduction Agreement with the Employer, to reduce his (i) regular salary from the Employer by a whole number percentage from three to ten percent (in increments of one percent) and from five to fifty percent (in increments of five percent), and/or (ii) bonus from the Employer by a whole number percentage from five to seventy-five percent (in increments of five percent). The amount of the Participant’s Salary and Bonus Reduction Credits shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 5.

3.1.2 Time for crediting Salary and Bonus Reduction Credits: The Employer shall credit to the Participant’s Deferred Compensation Account as of each Adjustment Date an amount equal to the total Salary and Bonus Reduction Credits for the period beginning on the date next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date.

3.1.3 Administrative rules governing Salary and Bonus Reduction Agreements:

(a) An election pursuant to Section 3.1.1 shall be made each year by the Participant by executing and delivering a Salary and Bonus Reduction Agreement to the Committee. This Agreement shall be delivered to the Committee on or before December 31 of each year to be effective for Compensation for Services performed during the following taxable year. The reduction (deferrals) elected by a Participant shall become irrevocable on December 31 of each year with respect to taxable years for which it goes into effect. In the case of the first year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to Services to be performed subsequent to the election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Each Participant shall also deliver to the Committee the Participant’s initial payment election at the time of delivery of the Salary and Bonus Reduction Agreement. A payment election may apply to all salary and bonus reductions or only to specific reductions based on the date of deferral as indicated on the payment election form. A Participant must make any permissible initial payment elections on a form the Employer provides for that purpose.

(b) A Participant may unilaterally modify a Salary and Bonus Reduction Agreement (either to increase or decrease the portion of his future Compensation which is subject to salary and bonus reduction within the percentage limits set forth in Section 3.1.1, or to terminate Salary and Bonus Reduction Credits under the Plan) by providing a written modification of the Salary and Bonus Reduction Agreement to the Employer. The modification shall become effective as of the first day of the following Plan Year.

(c) The Committee may from time to time establish policies or rules governing the manner in which Salary and Bonus Reduction Credits may be made.

Section 4. Payment of Benefits:

4.1 Normal Retirement: A Participant who is in Service shall be eligible to Retire from Service at his Normal Retirement Date and commence receiving payment of his Accrued Benefit, determined as of his Termination Adjustment Date, pursuant to Section 4.4.

4.2 Disability Retirement: If a Participant shall suffer Disability while in Service prior to his Normal Retirement Date, he shall Retire as of the date of establishment of his Disability and his Accrued Benefit and Special Accrued Benefit, determined as of his Termination Adjustment Date, shall be payable as provided in Section 4.4, treating for this purpose such date of his Disability Retirement as if it were his Normal Retirement Date.

4.3 Termination of Service: If the Service of a Participant with the Employer shall be terminated for any reason other than Retirement or death, or before his attainment of age fifty-five (55), his Accrued Benefit, determined as of his Termination Adjustment Date, shall be paid to him in cash in a lump sum as soon as practicable (but no later than the second Adjustment Date) following such termination of employment. If the Service of a Participant is terminated because of Retirement or death, or after his attainment of age fifty-five (55), such Accrued Benefit shall be payable as provided in Section 4.4, treating his Termination Adjustment Date as if it were his Normal Retirement Date.

4.4 Payment of benefit by reason of Retirement: If a Participant shall Retire, his Accrued Benefit, determined as of his Termination Adjustment Date, shall be paid to him in cash in a lump sum or in equal annual installments over a term certain of five, ten, fifteen or twenty years, as elected by the Participant pursuant to Section 3.1.1 commencing as of the first day of the calendar quarter next following such Termination Adjustment Date, and on each anniversary of such date for the remainder of the term certain. If the Participant elects to receive payment of his Accrued Benefit in annual installments for a term certain, the amount of each succeeding annual installment shall be adjusted, as of the Adjustment Date immediately preceding the date as of which such annual installment shall be paid, for additions to the Participant’s account pursuant to Section 5. Such adjustment shall be made by dividing the aggregate of his account balances as of such date (following adjustment as of such date) by the number of annual installments remaining to be paid hereunder, provided, that the last annual installment due hereunder shall be the entire amount credited to the Participant’s account on the date of payment.

4.5 Payment of benefit by reason of death:

4.5.1 If the Participant shall die while in Service, the Participant’s Accrued Benefit, determined as of his Termination Adjustment Date, shall be payable to his Beneficiary in the manner elected by the Participant in his salary and bonus deferral election pursuant to Section 3.1.1., commencing as soon as practicable (but no later than forty-five days) following such Adjustment Date.

4.5.2 If the Participant shall die following his termination of Service and before all payments to him under the Plan have been made, the balance of the Participant’s Accrued Benefit, determined as of the Adjustment Date coincident with or next following the date such death occurs, shall be paid to the Participant’s Beneficiary in the manner elected by the Participant in his salary and bonus deferral election pursuant to Section 3.1.1., treating the Beneficiary for this purpose as the Participant.

4.6 Payment at a Specified Time. An Active Participant who enters into a Salary and Bonus Reduction Agreement pursuant to Section 3 and who also elects at the time of such election to defer such amounts for a term of five (5) years (on a calendar year basis beginning with the effective date of the first deferral pursuant to the election) shall receive his or her Special Accrued Benefit according to the provisions of this Section 4.6. The Participant’s Special Accrued Benefit, determined as of the Year-End Adjustment Date coincident with the end of the specified five (5) year term, shall be paid to the Participant in cash in a lump sum by no later than the 15th day of the third month next following such Year-End Adjustment Date. If a Participant dies or retires due to Disability prior to receiving the Participant’s Special Accrued Benefit, then such Participant’s Special Accrued Benefit shall be added to his Accrued Benefit and paid on the earlier of the fixed payment date determined under this Section 4.6, or the date determined under Section 4.4 or 4.5, whichever is applicable. The form of the payment will be determined based on the applicable section pursuant to which the benefit is paid.

4.7 Unforeseeable Emergency Distributions:

4.7.1 Unforeseeable Emergency: A Participant may, at any time prior to the commencement of payments hereunder, make application to the Committee to receive a payment in a lump sum of all or a portion of the balance credited to his Deferred Compensation Account by reason of an unforeseeable emergency. The amount distributed with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by the cessation of deferrals under the Plan. The term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse or dependent (as defined in Section 152(a) of the Code but without regard to Section 152(b)(1), (b)(2), and (d)(1)B)) of the Participant, loss of the Participant’s property due to casualty or other similar, extraordinary and unforeseeable circumstances arising as a result of a events beyond the control of the Participant. An unforeseeable emergency shall not include those expenses which are normally budgetable. The determination of whether a financial need constitutes an “unforeseeable emergency” within the scope of this Section 4.7.1 shall be made by the Committee in its sole and absolute discretion, and its decision to grant or deny a payment on account of financial hardship shall be final. The Committee shall apply uniform and nondiscriminatory standards in making its decision.

4.7.2 The Participant’s request for a payment on account of unforeseeable emergency must be made in writing to the Committee. The request must specify the nature of the unforeseeable emergency, the total amount to be paid, and the total amount of the actual expense incurred or to be incurred on account of an unforeseeable emergency.

4.7.3 If a payment under this Section 4.7 is approved, such payment shall be made as of the next following Adjustment Date. The processing of the request shall be completed as soon as practicable after the date on which the Committee receives the properly completed written request for a payment on account of an unforeseeable emergency. If a Participant terminates Service after a request is approved in accordance with this Section 4.7 but prior to distribution of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be distributed in accordance with the applicable payment provisions of the Plan. Only one payment because of an unforeseeable emergency shall be made within any Plan Year. A Participant’s deferral election shall be cancelled upon a payment due to an unforeseeable emergency.

4.7.4 The Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an unforeseeable emergency may be made so that the Plan may be conveniently administered.

4.8 Change of Payment Election. A Participant shall complete a Salary and Bonus Reduction Agreement to participate in the Plan and a Payment Election Form to receive benefits. A Participant may file an amended election. Provided, however, that with respect to a Participant who makes such an election, the election may not take effect until at least twelve (12) months after the date on which the election is made, and in the case of an election related to a payment which is to be made other than for Disability, death or the occurrence of an unforeseeable emergency, the first payment with respect to which such election is made may be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, and any election related to a payment to be paid at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

4.9 Payment to Specified Employees: Notwithstanding anything to the contrary in the Plan or in a Participant or Employer payment election, the Plan may not make payment based on Separation from Service to a Participant who, on the date of Separation from Service is a Specified Employee, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 4.9). This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date had the Participant continued

to render services through such date. Any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period will be delayed by 6 months as to each installment otherwise payable during the 6 month period. This Section 4.9 does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. §1.409A-3(i)(2)(i).

4.10 Delay of Payments Under Certain Circumstances: Notwithstanding any other provisions of this Plan, payments to Participants may be delayed by the Employer in the following circumstances:

(a) If the Employer reasonably anticipates that the Employer’s deduction with respect to such payment otherwise would be limited or eliminated by the application of Section 162(m) of the Code; provided that such payment will be made either at the earliest date at which the Employer reasonably anticipates that the deduction of the payment of the amount will not be eliminated by the application of Section 162(m) or the calendar year in which the Participant separates from Service;

(b) If the Employer reasonably anticipates that the making of the payment will violate Federal Securities Laws or other applicable law; provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.

Section 5. Accounts: Adjustment of Accounts:

5.1 Accounts; Allocation date: The Committee shall establish a book reserve account, entitled the “Deferred Compensation Account”, as defined in Section 2.9, on behalf of each Participant. Each such account shall be adjusted as of each Adjustment Date pursuant to the provisions of Section 5.2. For purposes of this Section 5, the term “Allocation Date” shall mean the fifteenth day of each month (or if such day shall not be a regular business day, the next business day of the month), and the last business day of each month.

5.2 Adjustments to Deferred Compensation Accounts: As of each AdjustmentDate, the Deferred Compensation Account of each Participant shall be adjusted to reflect debits and credits to such account as of each allocation date that occurs during the period beginning on the day next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date. Adjustment shall be made for the following debits and credits, in the order stated:

5.2.1 The Deferred Compensation Account shall be debited with the total amount of any payments made from such account since the last preceding allocation date to him or for his benefit.

5.2.2 Each Participant’s Deferred Compensation Account shall be invested in such investments as the Committee shall determine. The Committee may (but is not required to) consider the Participant’s investment preferences when investing amounts credited to the Participant’s Deferred Compensation Account. Such investment preferences shall be indicated to the Committee at the time and in the manner prescribed by the Employer, in its sole discretion. The Participant’s Deferred Compensation Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest (as determined under Section 5.2.3.), as applicable, of each investment, as follows: as of each allocation date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable, (as determined by the Committee), of each investment option within the Plan since the preceding allocation date shall be allocated upon all Participants’ Deferred Compensation

Accounts to be invested in that investment option in accordance with ratio which the portion of the individual Participant’s Deferred Compensation Account which is to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts to be invested within that investment option. Credited interest shall be determined in accordance with Section 5.2.3., below, and credited only to those Participants’ Deferred Compensation Accounts (or portion thereof) within that investment option.

5.2.3 The Deferred Compensation Account shall be credited with an amount equal to the “interest equivalent.” The “interest equivalent” shall be an amount equal to the product of (A) and (B), where (A) is the amount credited to the Participant’s Deferred Compensation Account as of the current allocation date (after adjustment pursuant to Section 5.2.1, but prior to adjustment pursuant to Sections 5.2.2 and 5.2.3); and (B) is [(l+i)-l], where “n” is the number of days since the immediately preceding allocation date, and “i” is the Average Moody’s Rate for the Current Adjustment Date divided by 365.

5.2.4 The Deferred Compensation Account shall be credited with the total amount of any Salary and Bonus Reduction Credits to such account since the immediately preceding allocation date. For this purpose, the amount of any salary and bonus reduction credit with respect to each allocation date during a calendar month shall equal the sum of the Participant’s Salary and Bonus Reduction Credits with respect to a calendar month divided by two.

Section 6. Administration by Committee:

6.1 The Committee shall consist of not fewer than three (3) nor more than eight (8) individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

6.2 The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may, appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Committee shall act as Plan administrator.

6.3 The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

6.4 A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

6.5 The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

6.6 Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

6.7 No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting), except relating to the terms of his salary reduction agreement.

6.8 The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

6.9 Subject to the claims procedure set forth in Section 13, Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan. Determinations by the Plan Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

6.10 The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee shall communicate such needs to the Employer so that its policies may be appropriately coordinated to meet such needs.

6.11 No fee or Compensation shall be paid to any member of the Committee for his Service as such.

6.12 The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

6.13 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employer’s own assets), each member of the Committee and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 7. Not a Trust:

The obligation of the Employer to make payments hereunder shall constitute a contractual liability of the Employer to the Participant. Such payments shall be made from the general funds of the Employer, and the Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Employer and the Participant or any other person. To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

Section 8. Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

8.1 Board:

(i) To amend the Plan;

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the Plan.

8.2 Committee:

(i) To designate Eligible Employees and Participants;

(ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 13 relating to claims procedure;

(iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv) To account for the Accrued Benefits of Participants; and

(v) To direct the Employer in the payment of benefits.

(vi) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii) To administer the claims procedure to the extent provided in Section 13.

Section 9. Benefits Not Assignable; Facility of Payments:

9.1 No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

9.2 If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 10. Beneficiary:

The Participant’s Beneficiary (which may include more than one person, natural or otherwise, and one or more contingent beneficiaries) shall be designated by the Participant on the Beneficiary Designation Form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary, may be changed or revoked only by filing a new Beneficiary Designation Form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent Beneficiary, if any, named in the Participant’s current Beneficiary Designation Form. If there is no contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any

Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

Section 11. Amendment and Termination of Plan:

11.1 Amendment. The Employer reserves the right to amend the Plan at any time to comply with Code §409A, Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Employer may make any such amendments effective immediately.

11.2 Termination. The Employer may terminate, but is not required to terminate and liquidate the Plan which includes the distribution of all Plan Accounts, under the following circumstances:

(a) Dissolution/Bankruptcy. The Employer may terminate and liquidate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest of (or, if earlier, the Taxable Year in which the amount is actually or constructively received): (i) the calendar year in which the plan termination and liquidation occurs; (ii) the first calendar year in which the amounts no longer are subject to a Substantial Risk of Forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate the Plan by irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control, provided the Employer distributes all Plan Accounts within 12 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan. Where the Change in Control results from an asset purchase transaction, the “Employer” with discretion to terminate and liquidate the Plan is the Employer that is primarily liable after the transaction to pay the Deferred Compensation.

(c) Other. The Employer may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Employer’s financial health; (ii) the Plan makes no payments in the 12 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iii) the Plan makes all payments within 24 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan; and (iv) the Employer within 3 years following the date of Employer’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

Section 12. Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 13. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

13.1 Filing of a claim for benefits: If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Committee.

13.2 Notification to Claimant of decision: Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90 day, period (or the close of the extension period, if applicable).

13.3 Procedure for review: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

13.4 Decision on review: The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

13.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

13.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision,

shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

13.4.3 The decision of the Committee shall be final and conclusive.

13.5 Action by authorized representative of Claimant: All actions set forth in this Section 13 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 14. Miscellaneous Provisions:

14.1 Setoff: Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or in behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

14.2 Notices: Each Participant who is not in Service and each Beneficiary, shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

14.3 Lost distributees: A benefit shall be deemed forfeited to the Employer if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the Participant’s accounts shall cease to be credited with interest pursuant to Section 5 following the first anniversary of such date; provided further, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

14.4 Reliance on data: The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to clam a benefit through a Participant, and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

14.5 Receipt and release for payments: Subject to the provisions of Section 14.1, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

14.6 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

14.7 Continuation of employment: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

14.8 Disputes: If any action is filed in any court, or if any arbitration is conducted with respect to any matter arising out of or relating to the Plan, then the prevailing party in such action or proceeding, shall, in addition to any other recovery, be reimbursed or paid for all of its attorneys’ fees and expenses by the other party or parties in accordance with Code Section  409A.

14.9 Merger or consolidation: The Employer shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity, shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

14.10 Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

14.11 Administration:

(a) Fair Construction. The Employer, Participants and Beneficiaries intend that this Plan in form and in operation comply with Code 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Employer and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with Applicable Law. However, as required under Treas. Reg. §1.409A-1 (c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith. Such deletions or additions may be accomplished only be means of a Plan amendment. Any Participant, Beneficiary or Employer permitted Elective Deferral election, initial payment election, change payment election or any other Plan permitted election, notice or designation which is not compliant with Applicable Law is not an “election” or other action under the Plan and has no effect whatsoever. In the event that a Participant, Beneficiary or the Employer fail to make an election or fail to make a compliant election, the Employer will apply the Plan’s default terms.

(b) Administration/Correction. The Employer will administer and interpret the Plan, including making a determination of the Accrued Benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and will perform such other acts as the Employer reasonably may request. The Employer may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of the Employer or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Employer will indemnify, defend and hold harmless any Employee designated by the Employer to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee. The Employer, to minimize or avoid any sanction or damages to a Participant or Beneficiary, to itself or to any other person resulting from a violation of Code §409A under the Plan, may undertake correction of any violation or participate in any available correction program, as described in Notice 2007-100 or other Applicable Guidance.

IN WITNESS WHEREOF, this Nonqualified Deferred Compensation Plan is executed by the Employer as of the 27th day of October, 2008.

OLD DOMINION FREIGHT LINE, INC.

Attest:

	By:	/s/ David S. Congdon
/s/ Joel B. McCarty, Jr.		President
Secretary

[Corporate Seal]

FIRST AMENDMENT TO

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

This First Amendment to the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “First Amendment”) is made and entered into with an effective date of January 1, 2010. Defined terms used in the Plan shall have the same meaning therein as herein.

RECITALS

Old Dominion Freight Line, Inc. (the “Employer”) established a 2006 Nonqualified Deferred Compensation Plan effective January 1, 2006, which Plan has been amended and restated effective January 1, 2009 (as amended and restated, the “Plan”).

The Employer wishes to amend the Plan pursuant to Section 11 to change one provision and to add a new provision.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.1.1 is amended to read as follows:

3.1.1 Amount of Salary and Bonus Reduction Credits: Each active Participant may elect, by entering into a Salary and Bonus Reduction Agreement with the Employer, to reduce (i) his regular salary from the Employer by a whole number percentage from 1% to 50%, and/or (ii) bonus from the Employer by a whole number percentage from 1% to 75%. The amount of the Participant’s salary and bonus reduction credit shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 5.

2. There is hereby added a new Section 4.11 as follows:

4.11 Cash Out. Notwithstanding any other provision of the Plan, the Employer, in its sole discretion and without any Participant discretion or election, operationally may elect acceleration of the time or schedule of payment from the Plan in accordance with Treasury Reg. § 1.409A-3(j)(4)(v). The Employer may make a mandatory lump-sum payment of the Participant’s entire Accrued Benefit and Special Accrued Benefit at any time or only at the time payment will commence (the latter as permitted by Applicable Guidance), provided that the Employer evidences its discretion to make such payment in writing no later than the date of payment, the payment results in the termination and liquidation of the Participant’s interest under the Plan and all Aggregated Plans, and the payment amount does not exceed the applicable dollar amount under Code § 402(g)(1)(B). The Employer in applying this Section 4.11 must treat all similarly situated service providers on a reasonably equivalent basis.

These amendments shall be effective as of January 1, 2010.

IN WITNESS WHEREOF, this First Amendment is executed by the Employer.

OLD DOMINION FREIGHT LINE, INC.

Attest:

	By:	/s/ David S. Congdon
/s/ Joel B. McCarty, Jr.		David S. Congdon, President
Joel B. McCarty, Jr.
Senior Vice President/
General Counsel/Secretary

[Corporate Seal]